Exhibit 99.1

FOR FURTHER INFORMATION:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847.239.8812

WEDNESDAY, SEPTEMBER 21, 2016

KAPSTONE PAPER AND PACKAGING

ANNOUNCES MANAGEMENT CHANGES

NORTHBROOK, IL — September 21, 2016 — KapStone Paper and Packaging Corporation (NYSE: KS) (the “Company”) today announced that effective January 1, 2017, Roger Stone is stepping down as KapStone’s Chief Executive Officer. Roger will continue to be an integral part of the KapStone organization, as he will retain his role as Executive Chairman of the Board.

Matt Kaplan will assume the responsibilities of the CEO and continue as the Company’s President.  Matt has served as Chief Operating Officer as well as President and Director of the Company since its inception in 2005. Matt’s 39 year career in paper and packaging also includes serving as Stone Container’s  Senior Vice President and General Manager of North American Operations, Smurfit-Stone Container Corporation’s Vice President and General Manager Container Division and Director, and  Box USA Holdings, Inc.’s President, Chief Operating Officer and Director.

Randy Nebel will be promoted to Executive Vice President of Integrated Packaging, responsible for both the Company’s Mill and Corrugated Container operations. Randy has been Vice President and General Manager of the Company and President of the Company’s Mill Division since August 2013. Previously, Randy served as President of Longview Fibre Paper and Packaging, Inc. from 2008 to 2013 and as its Vice President of Mill Operations and Chief Operating Officer from 2008 to 2009. The Company acquired Longview in July 2013.

Tim Keneally will retire from his position as Vice President, General Manager and President of the Container Division. However, Tim has agreed to continue to assist in the Company’s important ongoing efforts to increase integration levels.

Bill Kessinger, currently Vice President and Mill Manager at Roanoke Rapids, will be promoted to Vice President and General Manager of the Mill system, and Pat Ortiz, currently Mill Division Director of Engineering, Environmental Affairs, and Safety, will be promoted to Vice President and General Manager of the Corrugated Container system.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States. The Company has four paper mills, 22 converting plants and 65 distribution centers.   The business has approximately 6,300 employees.